UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2006

SonomaWest Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-01912	94-1069729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2064 Highway 116 North Sebastopol, California	95472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 824-2534

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 10, 2006, SonomaWest Holdings, Inc. (the “Company”) entered into indemnification agreements with each of its directors: David J. Bugatto, Joe Milam, Fredric Selinger and Walker Stapleton. Prior to its reincorporation from California to Delaware, the Company’s predecessor entity had entered into indemnification agreements with its directors and executive officers, and these agreements were, by operation of law and pursuant to their terms, assumed by the Company as part of the reincorporation transaction. In addition, the Company's bylaws provide for indemnification and advancement of expenses for directors, officers and employees. The new indemnification agreements provide for indemnification in circumstances generally similar to the previous agreements, subject to differences between Delaware and California corporate law regarding indemnification. The agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request. The agreements also provide for advancement of expenses, as incurred, to the indemnified person in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions. We believe that these provisions and agreements are necessary to attract and retain qualified persons to serve as directors and officers. There is no pending litigation or proceeding relating to the Company involving any of our directors or officers.

The form of indemnification agreement approved by the Board is attached hereto as exhibit 10.10.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit List	Description of Exhibit

10.10	Form of Indemnification Agreement for Directors and Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOMAWEST HOLDINGS, INC.

Date: May 16, 2006	By:	/s/ Walker R. Stapleton
Walker R. Stapleton
Chief Executive Officer